Exhibit 16.1

December 28, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Home System Group, Inc. pertaining to our firm included under Item 4.01 of Form 8-K to be filed on December 28, 2007 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Morison Cogen LLP

MORISON COGEN LLP